Exhibit (a)(1)(C)

SPECTRASCIENCE, INC.

OFFER TO EXCHANGE

WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN JANUARY 27, 2012 – MARCH 31, 2016

WITHDRAWAL FORM INSTRUCTIONS

August __, 2016

Dear Eligible Warrant Holder:

All terms used in this Withdrawal Form but not defined herein have the meanings given to them in the “Offer to Exchange” dated August __, 2016 (the “Offering Memorandum”).

If the Company receives one or more Election Forms and one or more Withdrawal Forms signed by you, the Company will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last, as determined by the Company in its discretion. PLEASE NOTE THAT DELIVERY OF YOUR WITHDRAWAL FORM BY FACSIMILE OR E-MAIL WILL NOT BE ACCEPTED.

Any holder that is not the original holder of the Eligible Warrants will be required to provide the Company with a copy of the executed documentation transferring such Eligible Warrants.

If you previously elected to accept the Offer by SpectraScience Inc. to exchange your Eligible Warrants for Common Stock subject to the terms and conditions set forth in the Offering Memorandum, and you would like to change your election and withdraw the tender of your Eligible Warrants, you must complete, sign and date a copy of this Withdrawal Form and return this entire Withdrawal Form to SpectraScience so that we receive it before 11:59 p.m., Eastern Time, on November __, 2016 (or on a later date, if we extend the Offer) (such expiration date, the “Expiration Date”). Any Withdrawal Form received after that time will not be accepted. Please read this entire Withdrawal Form carefully.

To withdraw your election with respect to all of your outstanding Eligible Warrants, place a check mark in the “I elect to withdraw all of my Eligible Warrants that I previously chose to exchange pursuant to the Offer” box below. Any Withdrawal Form submitted without the box “I elect to withdraw all of my Eligible Warrants that I previously chose to exchange pursuant to the Offer” marked will be rejected. For this Withdrawal Form to be valid it must be signed and dated and the entire Withdrawal Form must be returned to SpectraScience by mail or personal delivery at the following address:

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

DELIVERY OF THE ELECTION FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

Your Withdrawal Form will be effective only upon receipt by us. SpectraScience will only accept delivery of the signed and completed Withdrawal Form by the method of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Withdrawal Form is delivered to, and received by, Lowell W. Giffhorn. You must allow for delivery time, based on the method of delivery that you choose, to ensure that we receive your Withdrawal Form before 11:59 p.m., Eastern Time, on the Expiration Date.

Your tendered Eligible Warrants will not be considered withdrawn until we receive your properly completed and signed Withdrawal Form in its entirety. If you miss the deadline to submit the Withdrawal Form, your previously tendered Eligible Warrants will be cancelled and exchanged pursuant to the Offer.

Once you have withdrawn your Eligible Warrants, you may again surrender your Eligible Warrants by once again making an election to surrender the Eligible Warrants in accordance with the Offering Memorandum and the related Election Form prior to the expiration of the Offer.

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DO NOT COMPLETE AND RETURN THIS WITHDRAWAL FORM UNLESS

YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE WARRANTS.

SPECTRASCIENCE INC.

OFFER TO EXCHANGE

WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN JANUARY 27, 2012 – MARCH 14, 2016

WITHDRAWAL FORM

I previously received a copy of the Offering Memorandum, dated August __, 2016, and the related Election Form. I completed, signed and returned the entire Election Form, in which I elected to tender the entire balance of my Eligible Warrants enclosed with the Election Form, as set forth in the Election Form. I understand that, by signing this Withdrawal Form and delivering it to SpectraScience, I withdraw my acceptance of the Offer and reject the Offer. By rejecting the Offer, I understand that I will not receive Common Stock in exchange for my Eligible Warrants that I previously tendered in the Offer and I will keep my Eligible Warrants. I understand that, by rejecting the Offer, my Eligible Warrants will remain outstanding on the same terms and conditions (including exercise price) under which they were originally issued. The withdrawal of my Eligible Warrants from the Offer is at my own discretion. I agree that SpectraScience will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Warrants from the Offer.

●	I elect to withdraw all of my Eligible Warrants that I previously chose to exchange pursuant to the Offer. Therefore, I have completed and signed this Withdrawal Form. I do not accept the Offer to exchange any of my Eligible Warrants.

I have signed this Notice and printed my name exactly as it appears on the Election Form. I hereby represent and warrant that I have full power and authority to elect to withdraw my previously surrendered Eligible Warrants. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Warrants or the Common Stock to be issued in the Offer, or my spouse or registered domestic partner has consented to and agreed to be bound by this Withdrawal Form. Upon request, I will execute and deliver any additional documents deemed by SpectraScience to be necessary or desirable in connection with my election to withdraw previously surrendered Eligible Warrants pursuant to this Withdrawal Form.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Withdrawal Form as of the date set forth below.

By:
Date:		(Signature)

(Print Name)

(Title, if applicable)

Address:

Email:
Telephone:
Fax:
Tax ID/SSN:

[Signature Page to Withdrawal Form]

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